Exhibit 21.01
Subsidiaries of Diamond Foods, Inc.

Subsidiary	Jurisdiction of Formation

DFKA Acquisition Ltd	United Kingdom

DFKA Holdings Ltd	United Kingdom

DFKA Intermediate Ltd	United Kingdom

DFKA Investment Ltd	United Kingdom

DFKA Ltd	United Kingdom

DFKA UK Holdings Ltd	United Kingdom

Diamond Nut Company of California, Inc.	California

Diamond of Europe GmbH	Germany

Kettle Foods Holdings, Inc.	Delaware

Kettle Foods Ltd (UK operating company)	United Kingdom

Kettle Foods, Inc. (US operating company)	Oregon

Kettle LLC (Dormant)	Delaware

Lion / Stove Luxembourg Investment 2 Sarl	Luxembourg